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                                                                      EXHIBIT 12

                               CATERPILLAR INC.,
                      CONSOLIDATED SUBSIDIARY COMPANIES,
               AND 50%-OWNED UNCONSOLIDATED AFFILIATED COMPANIES

                      STATEMENT SETTING FORTH COMPUTATION
                     OF RATIOS OF PROFIT TO FIXED CHARGES
                             (Millions of dollars)

                           YEARS ENDED DECEMBER 31,

                                                                  1997          1996          1995
                                                                  ----          ----          ----
Profit......................................................    $   1,665     $  1,361      $   1,136
Add:
     Provision for income taxes.............................          837          653            536
                                                                ----------    ---------     ----------
Profit before taxes.........................................    $   2,502     $  2,014      $   1,672
Fixed charges:
     Interest and other costs related to borrowed funds(1)..    $     586     $    519      $     502
     Rentals at computed interest factors(2)................           60           54             51
                                                                ----------    ---------     ----------
Total fixed charges.........................................    $     646     $    573      $     553
                                                                ----------    ---------     ----------
Profit before provision for income taxes and fixed charges..    $   3,148     $  2,587      $   2,225
                                                                ==========    =========     ==========
Ratio of profit to fixed charges............................          4.9          4.5            4.0
                                                                ==========    =========     ==========

-----------
(1) Interest expense as reported in the Consolidated Results of Operations plus the Company's proportionate share of 50 percent-owned unconsolidated affiliated companies' interest expense.
(2) Amounts represent those portions of rent expense that are reasonable approximations of interest costs.


Exhibit 12                                                           Page 1 of 1